Exhibit 10.1

AMENDMENT TO THE

G&K SERVICES, INC.

1998 STOCK OPTION AND COMPENSATION PLAN, AS AMENDED

THIS INSTRUMENT dated the 30th day of March, 2012, is an amendment to the G&K Services, Inc. 1998 Stock Option and Compensation Plan, as Amended (“Plan”).

WHEREAS, shares available for issuance under the Plan were deauthorized upon the approval by the shareholders of G&K Services, Inc. (“Corporation”) of the G&K Services, Inc. 2006 Equity Incentive Plan, since restated as the G&K Services, Inc. Restated Equity Incentive Plan (2010); and

WHEREAS, Section 11.11 of the Plan gives the Corporation’s Board of Directors (“Board”) the right to amend the Plan; and

WHEREAS, the Compensation Committee (“Committee”) of the Board recommended that the Board amend Section 11.6 of the Plan;

NOW THEREFORE, in consideration of the foregoing recitals, the Plan is amended effective as of the date set forth above as follows:

1.	Section 11.6 of the Plan is deleted in its entirety and replaced with the following Section 11.6:

11.6. Adjustment. In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted for each of the shares of Common Stock then subject to the 1998 Plan, including shares subject to restrictions, options, or achievement of performance share objectives, the number and kind of shares of stock or other securities to which the holders of the shares of Common Stock will be entitled pursuant to the transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to the 1998 Plan, including shares subject to restrictions, options, or achievements of performance shares, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the discretion of the Committee, to provide participants the same relative rights before and after such adjustment. In the event of a dividend in kind or distribution (other than normal cash dividends) to shareholders of the Company, an equitable substitution or proportionate adjustment shall be made in each outstanding Incentive affected by the dividend or distribution in order to prevent dilution or enlargement of rights of recipients under the 1998 Plan, in such manner as determined by the Committee in its sole discretion, as to price, number of shares of Common Stock subject to such Incentive or both, and other terms to reflect the foregoing.

2.	Except as amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, pursuant to resolutions of the Board, as recommended by the Committee, this instrument is executed by an officer of the Corporation as of the date set forth above.

G&K SERVICES, INC.

By /s/ Jeffrey L. Cotter
Its Vice President and General Counsel

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